Exhibit 10.5
FIRST AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
by and between
ODYSSEY HEALTHCARE, INC.
and
ROBERT A. LEFTON
     THIS FIRST AMENDMENT (this “Amendment”) to the Agreement (as defined below) is dated August 9, 2010, to be effective as of May 23, 2010 (the “Amendment Effective Date”) and is made by and between Odyssey HealthCare, Inc., a Delaware corporation (the “Company”), and Robert A. Lefton (“Employee”).
W I T N E S S E T H:
     WHEREAS, the Company and the Employee previously entered into an Amended and Restated Employment Agreement, dated as of December 23, 2008, to be effective as of October 11, 2005 (the “Agreement”), which governs the terms and conditions of the Employee’s employment with the Company; and
     WHEREAS, the Employee maintains that at the time of executing the Agreement, he agreed to the restrictive covenants set forth in Section 10 of the Agreement because he perceived it likely that he could receive the compensation payable upon a termination of employment on or after the occurrence of a Change in Control (as defined in the Agreement) including the payment of certain benefits as provided in Section 6 of the Agreement and the immediate vesting of outstanding equity awards granted pursuant to the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan (the “Equity Plan”); and
     WHEREAS, Section 13(l) of the Agreement provides that it may be amended by written instrument approved by the Board and executed by the Company and the Employee; and
     WHEREAS, the Company is in the process of undergoing a transaction that could result in a Change in Control (the “Merger”) triggering the payment of certain benefits to the Employee as provided in Section 6 of the Agreement and the immediate vesting of outstanding equity awards granted pursuant to the Equity Plan; and
     WHEREAS, Gentiva Health Services, Inc., in connection with the Merger, has requested that the Company and the Employee extend the term of the Employee’s restrictive covenants in Section 10 of the Agreement to preserve its investment in the Company against reduction in value due to competition; and
     WHEREAS, such payments could result in the imposition of an excise tax and the loss of the Company’s deduction pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, the Company and the Employee have determined that it is desirable to amend the Agreement as set forth herein to extend the term of the Employee’s restrictive covenants in Section 10 of the Agreement by one (1) year; and
     WHEREAS, the Employee acknowledges that he has had the opportunity to receive legal and tax advice regarding the effects of this Amendment; and
     WHEREAS, the Employee represents and warrants to the Company that he will not challenge the validity or enforceability of the restrictive covenants contained in the Agreement as amended herein; further, the Employee represents and warrants to the Company that he will not initiate litigation or arbitration to challenge such restrictive covenants as amended.
     NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, including but not limited to the ongoing provision of Confidential Information (as defined in the Agreement) to the Employee by the Company and the Employee’s obligation to maintain the confidentiality of such Confidential Information as required by Section 9(a) of the Agreement, the payment of certain benefits to the Employee as provided in Section 6 of the Agreement and the immediate vesting of outstanding equity awards granted pursuant to the Equity Plan upon the occurrence of a Change in Control, the parties agree to amend the Agreement as set forth below. Capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement.
     1. The definition of “Term of Non-Competition,” contained in Section 1(p) of the Agreement and used throughout the Agreement is extended by one (1) year. Section 1(p) of the Agreement, as amended, shall now read as follows:
          “(p) ‘Term of Non-Competition’ means the period of time beginning on the Effective Date and continuing until 11:59 p.m., Dallas, Texas time, on the third anniversary of the Date of Termination.”
     2. Except as expressly provided above, no other terms or provisions of the Agreement are changed or amended by this Amendment. The Agreement, as amended, remains in full force and effect. If for any reason any portion of this Amendment is held invalid or unenforceable, the parties agree that the terms and provisions of the Amendment that are invalid or unenforceable shall be stricken and the Agreement, as otherwise amended, shall remain in full force and effect. If this entire Amendment is held unenforceable or invalid for any reason, then the parties intend for the Agreement, as it existed prior to the Amendment Effective Date, to remain in full force and effect as if this Amendment never existed.
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

COMPANY:
ODYSSEY HEALTHCARE, INC.
a Delaware corporation

By:	/s/ W. Bradley Bickham
Name:	W. Bradley Bickham
Title:	Senior Vice President and General Counsel

EMPLOYEE:

/s/ Robert A. Lefton

Robert A. Lefton
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